Exhibit (a)(ii)
THE GABELLI HEALTHCARE & WELLNESSRx TRUST
STATEMENT OF PREFERENCES
OF
5.76% SERIES A CUMULATIVE PREFERRED SHARES
     The Gabelli Healthcare & WellnessRx Trust, a Delaware statutory trust (the “Fund”), hereby certifies that:
     FIRST: The Board of Trustees of the Fund (the “Board of Trustees”), at a meeting duly convened and held on February 24, 2010, pursuant to authority expressly vested in it by Article V of the Amended Agreement and Declaration of Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Fund, par value $0.001 per share, and delegated the designation and issuance of such shares to a committee consisting of Messrs. James P. Conn, Mario J. Gabelli, and Salvatore J. Zizza (the “Pricing Committee”) at such times and in such amounts and on such terms and conditions as the Pricing Committee should determine.
     SECOND: The Pricing Committee, at a meeting duly convened and held on August 17, 2010, pursuant to the authority granted it by the Board of Trustees, approved the designation and issuance by the Fund of up to 1,200,000 shares of 5.76% Series A Cumulative Preferred Shares.
     THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the 5.76% Series A Cumulative Preferred Shares, par value $0.001 per share, as set by the Pricing Committee, are as follows:
DESIGNATION
     Series A Preferred Shares: A series of 1,200,000 preferred shares, par value $0.001 per share, liquidation preference $25.00 per share, is hereby designated “Series A Cumulative Preferred Shares” (the “Series A Preferred Shares”). Each share of Series A Preferred Shares may be issued on a date to be determined by the Board of Trustees; and have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to Preferred Shares of the Fund, as are set forth in this Statement of Preferences. The Series A Preferred Shares shall constitute a separate series of Preferred Shares.
     FOURTH: This Statement of Preferences sets forth the rights, powers, preferences and privileges of the holders of the Series A Preferred Shares and the provisions set forth herein shall operate either as additions to or modifications of the rights, powers, preferences and privileges of the Holders of the Series A Preferred Shares under the Amended Agreement and Declaration of Trust, as the context may require. To the extent the provisions set forth herein conflict with the provisions of the Amended Agreement and Declaration of Trust with respect to any such rights, powers, preferences and privileges, this Statement of Preferences shall control. Except as contemplated by the immediately preceding sentence, the Amended Agreement and Declaration of Trust shall control as to the Fund generally and the rights, powers, preferences and privileges of the other shareholders of the Fund.

PART I
DEFINITIONS
     Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:
     “Accountant’s Confirmation” means a letter from an Independent Accountant delivered to each Rating Agency with respect to certain Basic Maintenance Reports substantially to the effect that:
(a)	the Independent Accountant has read the Basic Maintenance Report or Reports prepared by the Administrator during the referenced calendar year that are referred to in such letter;

(b)	with respect to the issue size, issuer diversification and industry diversification calculations, such calculations and the resulting Market Value of the relevant Eligible Assets included in the Reports and the Adjusted Value of such Eligible Assets included in the Reports are numerically correct;

(c)	with respect to the excess or deficiency of the Adjusted Value of the relevant Eligible Assets included in the Reports when compared to the Basic Maintenance Amount calculated for such Rating Agency, the results of the calculation set forth in the Reports have been recalculated and are numerically correct;

(d)	with respect to the Rating Agency ratings on corporate evidences of indebtedness, convertible corporate evidences of indebtedness and preferred stock listed in the Reports, that information has been traced and agrees with the information provided directly or indirectly by the respective Rating Agencies (in the event such information does not agree or such information is not listed in the accounting records of the Fund, the Independent Accountant will inquire of the relevant Rating Agency what such information is and provide a listing in their letter of such differences, if any);

(e)	with respect to issuer name and coupon or dividend rate listed in the Reports, that information has been traced and agrees with information listed in the accounting records of the Fund;

(f)	with respect to issue size listed in the Reports, that information has been traced and agrees with information provided by a Pricing Service or such other services as the relevant Rating Agency may authorize from time to time;

(g)	with respect to the prices (or alternative permissible factors used in calculating the Market Value as provided by this Statement of Preferences) provided by the Administrator of the Fund assets for purposes of valuing securities in the portfolio, the Independent Accountant has traced the price used in the Reports to the price provided by such Administrator (in accordance with the procedures provided in this Statement of Preferences) and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in their letter of such differences); and

(h)	with respect to the description of each security included in the Reports, the description of the relevant Eligible Assets has been compared to the definition of such Rating Agency’s Eligible Assets contained in this Statement of Preferences, and the description as appearing in the Reports agrees with the definition of such Rating Agency’s Eligible Assets as described in this Statement of Preferences.
     Each such letter may state that: (i) such Independent Accountant has made no independent verification of the accuracy of the description of the investment securities listed in the Reports or the Market Value of those securities nor has it performed any procedures other than those specifically outlined above for the purposes of issuing such letter; (ii) unless otherwise stated in the letter, the procedures specified therein were limited to a comparison of numbers or a verification of specified computations applicable to numbers appearing in the Reports and the schedule(s) thereto; (iii) the foregoing procedures do not constitute an examination in accordance with U.S. generally accepted auditing standards and the Reports contained in the letter do not extend to any of the Fund financial statements taken as a whole; (iv) such Independent Accountant does not express an opinion as to whether such procedures would enable such Independent Accountant to determine that the methods followed in the preparation of the Reports would correctly determine the Market Value or Discounted Value of the investment portfolio; and (v) accordingly, such Independent Accountant expresses no opinion as to the information set forth in the Reports or in the schedule(s) thereto and makes no representation as to the sufficiency of the procedures performed for the purposes of this Statement of Preferences.
     Such letter shall also state that the Independent Accountant is an “independent accountant” with respect to the Fund within the meaning of the Securities Act of 1933, as amended, and the related published rules and regulations thereunder.
     “Adjusted Value” of each Eligible Asset shall be computed as follows:
(a)	cash shall be valued at 100% of the face value thereof;

(b)	all other Eligible Assets shall be valued at the applicable Discounted Value thereof, provided, however, that the Adjusted Value of any unit of a security held by the Fund that is subject to a call option written by the Fund shall be the lesser of (i) the Discounted Value of such unit or (ii) the strike price per unit of such option; and

(c)	each asset that is not an Eligible Asset shall be valued at zero.
     “Administrator” means Gabelli Funds, LLC, a New York limited liability company, or such other entity as shall be providing administrative services to the Fund and will include, as appropriate, any sub-administrator appointed by the Administrator.
     “Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other entity as shall be serving as the investment adviser of the Fund.
     “Agency Mortgage Collateral” means certificates guaranteed by U.S. Government Agencies (e.g., Federal National Mortgage Association (“FNMA”), Government National Mortgage Association (“GNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”)) for timely payment of interest and full and ultimate payment of principal. Agency Mortgage Collateral also evidences undivided interests in pools of level-payment, fixed, variable, or adjustable rate, fully amortizing loans that are secured by first liens on one- to four-family residences residential properties (or in the case of Plan B FHLMC certificates, five or more units primarily designed for residential use).
     “Annual Valuation Date” means the Valuation Date each calendar year so designated by the Fund, commencing in the calendar year 2010.
     “Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding Series A Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.
     “Bank Loans” means direct purchases of, assignments of, participations in and other interests in (a) any bank loan or (b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.
     “Basic Maintenance Amount” means, with respect to the Series A Preferred Shares, as of any Valuation Date, the dollar amount equal to (a) the sum of (i) the product of the number of shares of each class or series of Preferred Shares Outstanding on such Valuation Date multiplied, in the case of each such series or class, by the per share Liquidation Preference applicable to each such series or class; (ii) to the extent not included in (i) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each Outstanding Preferred Share from the most recent applicable dividend payment date to which dividends have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to a class or series of the Preferred Shares, then from the Date of Original Issue of such shares) through the Valuation Date plus all dividends to accumulate on the Preferred Shares then Outstanding during the 70 days following such Valuation Date or, if less, during the number of days following such Valuation Date that the Preferred Shares called for redemption are scheduled to remain Outstanding; (iii) the Fund other liabilities due and payable as of such Valuation Date (except that dividends and other distributions payable by the Fund on Common Shares and liabilities associated with covered call options shall not be included as a liability) and such liabilities projected to become due and payable by the Fund during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); (iv) any current liabilities of the Fund as of such Valuation Date to the extent not reflected in (or specifically excluded by) any of (a)(i) through (a)(iii) (including, without limitation, and immediately upon determination, any amounts due and payable by the Fund pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) and (v) in the case of a call option written by the Fund on a security that is not held by the Fund (or to the extent such option is on an amount in excess of the number of units held by the Fund) or on an index, an amount equal to the greater of (A) zero and (B) the excess of (1) the product of the number of units or notional amount subject to the option and the Market Value per unit or the current index level over (2) the product of the number of units or notional amount subject to the option and the strike price per unit or the index level strike price less (b)(i) the Adjusted Value of any of the Fund assets or (ii) the face value of any of the Fund assets if, in the case of both (b)(i) and (b)(ii), such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of Preferred Shares or payment of another liability and are either U.S. Government Obligations or evidences of indebtedness which have a rating assigned by S&P of at least AAA, SP-1+ or A-1+, and are irrevocably held by the Fund custodian bank in a segregated account or deposited by the Fund with the Dividend-Disbursing Agent for the payment of the amounts needed to redeem or repurchase Preferred Shares subject to redemption or repurchase or any of (a)(ii) through (a)(iv); and provided that in the event the Fund has called for redemption or repurchased Preferred Shares and irrevocably segregated or deposited assets as described above with its custodian bank or the Dividend-Disbursing Agent for the payment of the repurchase price the Fund may deduct 100% of the Liquidation Preference of such Preferred Shares to be repurchased from (a) above. Basic Maintenance Amount shall, for purposes of this Statement of Preferences, have a correlative meaning with respect to any other class or series of Preferred Shares.
     “Basic Maintenance Amount Cure Date” means, with respect to the Series A Preferred Shares, 10 Business Days following a Valuation Date, such date being the last day upon which the Fund’s failure to comply with paragraph 6(a)(ii)(A) of Part II hereof could be cured, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.
     “Basic Maintenance Report” or “Report” means, with respect to the Series A Preferred Shares, a report prepared by the Administrator which sets forth, as of the related Valuation Date, (i) Eligible Assets sufficient to meet or exceed the Basic Maintenance Amount, (ii) the Market Value and Discounted Value thereof (seriatim and in the aggregate), (iii) the Basic Maintenance Amount, and (iv) the net asset value of the Fund. For the purposes of this Statement of Preferences, “Basic Maintenance Report” or “Report” shall have a correlative meaning with respect to any other class or series of Preferred Shares.
     “Basic Maintenance Test” means a test which is met if the S&P Eligible Assets if S&P is then rating the Series A Preferred Shares at the request of the Fund, meets or exceeds the Basic Maintenance Amount.
     “Board of Trustees” means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.
     “Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in The City of New York, New York are authorized or obligated by law to close.
     “Business Development Company” (BDCs) means a type of closed-end fund regulated under the 1940 Act whose shares are typically listed for trading on a U.S. securities exchange. BDCs are publicly-traded funds that typically invest in and lend to small and medium-sized private and certain public companies that may not have access to public equity markets for capital raising. BDCs invest in such diverse industries as healthcare, chemical and manufacturing, technology and service companies.

     “By-Laws” means the By-Laws of the Fund as amended from time to time.
     “Collateralized Mortgage Obligations” means publicly issued instruments rated ‘AAA’ by S&P. No more than 25% of the total market value of collateral may be from one private sector issuer.
     “Common Shares” means the common shares of beneficial interest, par value $0.001 per share, of the Fund.
     “Commission” means the Securities and Exchange Commission.
     “Conventional Mortgage” means a mortgage in which the interest rate does not change during the entire term of the loan.
     “Convertible Corporate Indebtedness” means evidences of indebtedness other than Deposit Assets, U.S. Government Securities and Municipal Obligations that are convertible into or exchangeable or exercisable for stock of a corporation and that satisfy the following conditions: (i) such evidence of indebtedness is rated at least CCC by S&P; and (ii) if such evidence of indebtedness is rated BBB or lower by S&P, the market capitalization of the issuer of such evidence of indebtedness is at least $100 million.
     “Cure Date” shall have the meaning set forth in paragraph 4(a) of Part II hereof.
     “Date of Original Issue” means August 20, 2010 with respect to the Series A Preferred Shares, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.
     “Declaration of Trust” means the Amended Agreement and Declaration of Trust of the Fund, dated as of April 9, 2007, as amended, supplemented or restated from time to time (including by this Statement of Preferences or by way of any other supplement or Statement of Preferences authorizing or creating a class of Shares (as defined in the Governing Documents) in the Fund).
     “Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Fund has Eligible Assets with an Adjusted Value equal to or greater than the Basic Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.
     “Discount Factor” means (a) so long as S&P is rating the Series A Preferred Shares at the Fund’s request, the S&P Discount Factor, or (b) any applicable discount factor established by any Other Rating Agency, whichever is applicable.
     “Discounted Value” means, as applicable, (a) the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor or (b) such other formula for determining the discounted value of an Eligible Asset as may be established by an applicable Rating Agency, provided, in either case that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the applicable quotient or product as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the applicable quotient or product as calculated above or the liquidation preference or other contractual amount, whichever is lower.
     “Dividend-Disbursing Agent” means, with respect to the Series A Preferred Shares, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Fund and, with respect to any other class or series of Preferred Shares, the entity appointed by the Fund as dividend-disbursing or paying agent with respect to such class or series.
     “Dividend Payment Date” means with respect to the Series A Preferred Shares, any date on which dividends and distributions declared by the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part II of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

     “Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.
     “Eligible Assets” means S&P Eligible Assets (if S&P is then rating the Series A Preferred Shares at the request of the Fund) and/or Other Rating Agency Eligible Assets if any Other Rating Agency is then rating the Series A Preferred Shares or any other outstanding series of Preferred Shares, whichever is applicable.
     “FHA Mortgage” means a mortgage issued by federally qualified lenders and insured by the Federal Housing Administration (FHA).
     “Foreign Currency Transactions” means any technique used by the Fund to hedge its exposure to foreign currencies, including forward foreign currency exchange contracts.
     “Foreign Sovereign Debt” means debt issued by a national government other than the United States.
     “Fund” means The Gabelli Healthcare & WellnessRx Trust, a Delaware statutory trust.
     “Governing Documents” means the Declaration of Trust and the By-Laws.
     “Foreign Sovereign Debt” means debt issued by a national government other than the United States.
     “High Yield Securities” means Municipal Obligations not rated by S&P but rated equivalent to BBB or lower by another NRSRO, rated BB+ or lower by S&P or not rated.
     “Independent Accountant” means a nationally recognized accountant, or firm of accountants, that is with respect to the Fund an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.
     “Liquidation Preference” shall, with respect to the Series A Preferred Shares, have the meaning set forth in paragraph 3(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.
     “Market Value” means the amount determined by the Fund with respect to specific Eligible Assets in accordance with valuation policies adopted from time to time by the Board of Trustees as being in compliance with the requirements of the 1940 Act.
     Notwithstanding the foregoing, “Market Value” may, at the option of the Fund with respect to any of its assets, mean the market value of an asset of the Fund as computed as follows:
(a)	Equity securities listed or traded on a nationally recognized securities exchange or traded in the U.S. over-the-counter market where trades are reported contemporaneously and for which market quotations are readily available, are valued at the last quoted sale or a market’s official closing price at the close of the exchange’s or other market’s regular trading hours, as of or prior to the time and day as of which such value is being determined. Portfolio securities traded on more than one national securities exchange or market are valued according to the broadest and most representative market as determined by the Adviser. If there has been no sale on the day the valuation is made, the securities are valued at the closing bid price on the principal market for such security on such day. If no asked prices are quoted on such day, then the security is valued at the closing bid price on the principal market for such security on such day. If no bid or asked prices are quoted on such day, the security is valued at the most recently available price.;

(b)	Debt instruments are valued based upon (i) the basis of prices provided by a pricing service or (ii) the lower of the value set forth in bids from two independent dealers in securities, one of which bids will be in writing;

(c)	as to cash, demand deposits, federal funds, bankers’ acceptances and next Business Day repurchase agreements included in Short-Term Money Market Instruments, the face value thereof;
     “Master Limited Partnership Securities” means the following securities, restricted or unrestricted, issued by a Master Limited Partnership (MLP) or an affiliate of an MLP: (1) common units, (2) convertible subordinated units, (3) I-Shares, (4) I-units and (5) debt securities.
     “Monthly Valuation Date” means the last Valuation Date of each calendar month.
     “Mortgage Pass-Through Certificates” means publicly-issued instruments maintaining at least AA- ratings by S&P. Certificates evidence proportional, undivided interests in pools of whole residential mortgage loans. Pass-through certificates backed by pools of convertible adjustable rate mortgages (ARMs) are acceptable as eligible collateral at 5 points above the levels established for pass-through certificates backed by fixed or non-convertible ARM pools.
     “1933 Act” means the Securities Act of 1933, as amended, or any successor statute.
     “1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.
     “Notice of Redemption” shall have the meaning set forth in paragraph 4(c)(i) of Part II hereof.
     “Other Rating Agency” means any rating agency other than S&P then providing a rating for the Series A Preferred Shares at the request of the Fund, including Moody’s Investors Service, Inc., or its successors at law.
     “Other Rating Agency Eligible Assets” means assets of the Fund designated by any Other Rating Agency as eligible for inclusion in calculating the discounted value of the Fund assets in connection with such Other Rating Agency’s rating of the Series A Preferred Shares.
     “Outstanding” means, as of any date, Preferred Shares theretofore issued by the Fund except:
(a)	any such Preferred Share theretofore cancelled by the Fund or delivered to the Fund for cancellation;

(b)	any such Preferred Share as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Fund in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the Statement of Preferences with respect thereto; and

(c)	any such Preferred Share in exchange for or in lieu of which other shares have been issued and delivered.
Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which any subsidiary of the Fund is the holder will be disregarded and deemed not Outstanding.
     “Person” means and includes an individual, a partnership, the Fund, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.
     “Preferred Shares” means the preferred shares, par value $0.001 per share, of the Fund, and includes the Series A Preferred Shares.
     “Pricing Service” means any of the following: Bloomberg Financial Service, IDC, ITG, Markit Loans Group (LOANX), Pricing Direct, Reuters (ThomsonReuters), S&P/J.J. Kenny, Telekurs, or their successors, and independent broker quotes.
     “Private Investment Companies” means investment companies that are structured to be exempt under the 1940 Act.

     “Rating Agency” means S&P as long as S&P is then rating the Series A Preferred Shares at the Fund’s request or any other rating agency then rating the Series A Preferred Shares at the Fund’s request.
     “Redemption Price” has the meaning set forth in paragraph 4(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.
     “Registered Investment Company” means an investment company, such as an open-end or closed-end mutual fund, which files a registration statement with the Commission and meets all requirements of the 1940 Act.
     “S&P” means Standard & Poor’s Ratings Services, or its successors at law.
     “S&P Discount Factor” means:

Discount Factor for
Type of S&P Eligible Asset	AAA Rating
Common Stocks (including ADRs)[1]
Small cap stocks	236.13%
Mid cap stocks	190.13%
Large cap stocks	174.94%
DRD Eligible Preferred Stock with a senior or preferred stock rating of at least BBB	312.57%
Non-DRD Eligible Preferred Stock with a senior or preferred stock rating of at least BBB	201.36%
DRD Eligible Preferred Stock with a senior or preferred stock rating below BBB	317.57%
Non-DRD Eligible Preferred Stock with a senior or preferred stock rating below BBB-	206.36%
Convertible bonds rated AAA to AAA-	161.53%
Convertible bonds rated AA+ to AA-	168.00%
Convertible bonds rated A+ to A-	174.46%
Convertible bonds rated BBB+ to BBB-	180.93%
Convertible bonds rated BB+ to BB-	187.39%
Convertible bonds rated B+ to B	193.86%

[1]	Market cap for large-cap stocks are $10 billion and up, mid-cap stocks range between $2 billion and $10 billion, and small-cap stocks are $2 billion and below.

Discount Factor for
Type of S&P Eligible Asset	AAA Rating
Convertible bonds rated CCC	200.32%
Short-Term Money Market Instruments with maturities of 180 days or less	104.2%
Short-Term Money Market Instruments with maturities of between 181 and 360 days	113.3%
U.S. Government Securities (52 week Treasury Bills)	106.1%
U.S. Government Securities (Two-Year Treasury Notes)	109.8%
U.S. Government Securities (Five-Year Treasury Notes)	115.8%
U.S. Government Securities (Ten-Year Treasury Notes)	122.6%
U.S. Government Securities (Thirty-Year Treasury Bonds)	128.0%
Agency Mortgage Collateral (Fixed 15-Year)	130.2%
Agency Mortgage Collateral (Fixed 30-Year)	132.8%
Agency Mortgage Collateral (ARM 1/1)	122.7%
Agency Mortgage Collateral (ARM 3/1)	123.3%
Agency Mortgage Collateral (ARM 5/1)	123.7%
Agency Mortgage Collateral (ARM 10/1)	123.9%
Bank Loans (S&P Loan Category A)	117.79%
Bank Loans (S&P Loan Category B)	125.47%
Bank Loans (S&P Loan Category C)	154.08%
Bank Loans (S&P Loan Category D)	178.25%
Corporate Bonds rated at least AAA	109.6%
Corporate Bonds rated at least AA+	111.0%
Corporate Bonds rated at least AA	112.4%
Corporate Bonds rated at least AA-	113.7%
Corporate Bonds rated at least A+	115.3%
Corporate Bonds rated at least A	116.4%

Discount Factor for
Type of S&P Eligible Asset	AAA Rating
Corporate Bonds rated at least A-	117.7%
Corporate Bonds rated at least BBB+	119.9%
Corporate Bonds rated at least BBB	121.5%
Corporate Bonds rated at least BBB-	123.3%
Corporate Bonds rated at least BB+	136.4%
Corporate Bonds rated at least BB	136.6%
Corporate Bonds rated at least BB-	140.6%
Corporate Bonds rated at least B+	157.3%
Corporate Bonds rated at least B	171.3%
Corporate Bonds rated at least B-	187.9%
Corporate Bonds rated at least CCC+	193.7%
Corporate Bonds rated at least CCC	230.2%
Corporate Bonds rated at least CCC-	299.1%
Cash and Cash Equivalents	100%
Municipal Obligations rated AAA	143.39%
Municipal Obligations rated AA	146.39%
Municipal Obligations rated A	152.39%
Municipal Obligations rated BBB	155.11%
Municipal Obligations rated BB	175.11%
Municipal Obligations rated B	195.11%
Municipal Obligations rated CCC	215.10%
Unrated Municipal Obligations	220.00%
Common Stock of REITs and other real estate companies	152.82%
Mortgage Pass-Through Certificates 15-yr	132.0%

Discount Factor for
Type of S&P Eligible Asset	AAA Rating
Mortgage Pass-Through Certificates 30-yr	134.6%
Mortgage Pass-Through Certificates 1/1	126.3%
Mortgage Pass-Through Certificates 3/1	126.8%
Mortgage Pass-Through Certificates 5/1	127.2%
Mortgage Pass-Through Certificates 10/1	127.5%
Conventional/FHA/VA Mortgages and Whole Loans 15-year	134.1%
Conventional/FHA/VA Mortgages and Whole Loans 30-year	136.7%
Conventional/FHA/VA Mortgages and Whole Loans 1/1	130.3%
Conventional/FHA/VA Mortgages and Whole Loans 3/1	131.5%
Conventional/FHA/VA Mortgages and Whole Loans 5/1	131.5%
Conventional/FHA/VA Mortgages and Whole Loans 10/1	131.5%
Collateralized Mortgage Obligations (WAL less than 5-years)	135.0%
Collateralized Mortgage Obligations (WAL more than 5-years and more than 10-years)	145.0%
FHA-Insured Multifamily Loans	190.0%
Asset-Backed Securities (ABS) (Automobile loans and fixed-rate credit card receivables with a weighted average life (WAL) less than 5-years)	130.0%
ABS (Automobile loans and fixed-rate credit card receivables with WAL more than 5-yr and less than 10 years)	140.0%
ABS (Floating-rate credit cards)	113.3%
Notwithstanding the foregoing, the S&P Discount Factor for short-term Municipal Obligations will be 115% so long as such Municipal Obligations are rated A-1 + or SP-1 + by S&P and mature or have a demand feature exercisable within 30 days or less, or 123% so long as such Municipal Obligations are rated A-1 or SP-1 by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Municipal Obligations are not rated by S&P but are rated equivalent to A-1+ or SP-1+ by another NRSRO, on a case by case basis; provided, however, that any such non-S&P rated short-term Municipal Obligations which have demand features exercisable within 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution with a short-term rating of at least A-l+ from S&P; and further provided that such non-S&P rated short-term Municipal Obligations may comprise no more than 50% of short-term Municipal Obligations that qualify as S&P Eligible Assets; provided, however, that Municipal Obligations not rated by S&P but rated equivalent to BBB or lower by another NRSRO, rated BB+ or lower by S&P or non-rated (such Municipal Obligations are hereinafter referred to as

“High Yield Securities”) may comprise no more than 20% of the short-term Municipal Obligations that qualify as S&P Eligible Assets; (i) the S&P Discount Factor for Receivables for Municipal Obligations Sold (as defined below) that are due in more than five Business Days from such Valuation Date will be the S&P Discount Factor applicable to the Municipal Obligations sold; (ii) no S&P Discount Factor will be applied to cash or to Receivables for Municipal Obligations Sold if such receivables are due within five Business Days of such Valuation Date; and (iii) in the case of any Municipal Obligation that is not rated by S&P but qualifies as an S&P Eligible Asset pursuant to clause (iii) of that definition, such Municipal Obligation will be deemed to have an S&P rating one full rating category lower than the S&P rating category that is the equivalent of the rating category in which such Municipal Obligation is placed by a NRSRO. “Receivables for Municipal Obligations Sold,” for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for Municipal Obligations sold as of or prior to such Valuation Date. The Fund may adopt S&P Discount Factors for Municipal Obligations other than Municipal Obligations, provided that S&P advises the Fund in writing that such action will not adversely affect its then current rating on the Series A Preferred Shares. For purposes of the foregoing, Anticipation Notes (i.e., notes that will be paid with the proceeds from subsequent bond issues, from tax revenue or other revenue anticipated to be received by a government entity) rated SP-1+ or, if not rated by S&P, equivalent to A-l+ or SP-1+ by another NRSRO, on a case by case basis, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Municipal Obligations.
          The S&P Discount Factor applied to cash, cash equivalents and demand deposits in an “A-l+” rated institution will be 100%. “A-1+” rated commercial paper, with maturities no greater then 30 calendar days and held instead of cash until maturity is valued at 100%. Securities with next-day maturities invested in “A-1+” rated institutions are considered cash equivalents and are valued at 100%. Securities maturing in 181 to 360 calendar days are valued at 114.2%.
          The S&P Discount Factor for shares of unrated affiliated money market funds (money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act) used as “sweep” vehicles will be 110%. Money market funds rated “AAAm” will be discounted at the appropriate level as dictated by the S&P Exposure Period. No S&P Discount Factor will be applied to money market funds rated AAAm by S&P with effective next day maturities.
          Receivables due within five business days of a Valuation Date will be treated as cash and are valued at 100%.
          Receivables that are due in more than five business days of a Valuation Date qualify as an S&P Eligible Asset at a value no greater than the settlement price discounted at the applicable credit rating and/or exposure period discount factor.
          For purposes of determining the discount factors applicable to Municipal Obligation collateral not rated by S&P, the collateral will carry an S&P rating one full rating category lower than the equivalent S&P rating.
     “S&P Eligible Assets” means:
(a) Deposit Assets;
(b) U.S. Government Securities and U.S. Government Agencies;
(c) Corporate Bonds/Indebtedness. Evidences of indebtedness other than Deposit Assets, U.S. Government Securities and Municipal Obligations that are not convertible into or exchangeable or exercisable for stock of a corporation (except to the extent of ten percent (10%) in the case of a share exchange or tender offer) (“Other Debt”) and that satisfy all of the following conditions:
(i)	no more than 10% of the Other Debt may be unrated;

(ii)	the remaining term to maturity of such Other Debt shall not exceed thirty (30) years;

(iii)	and such Other Debt must provide for periodic interest payments in cash over the life of the security;

(iv)	the issuer of such evidences of indebtedness files periodic financial statements with the Commission; provided, however, non-rated evidences of such indebtedness or issuers of Other Debt may not constitute more than 10% of the Fund’s Other Debt;
(d) Convertible Corporate Indebtedness.
(e) Agency Mortgage Collateral. The following conditions apply for Agency Mortgage Collateral:
(i)	For GNMA certificates backed by pools of graduated payment mortgages, levels are 20 points above established levels;

(ii)	Qualifying “large pool” FNMA mortgage-backed securities and FHLMC participation certificates are acceptable as eligible collateral. The eligible fixed-rate programs include FNMA MegaPools, FNMA Majors, FHLMC Multilender Swaps, and FHLMC Giant certificates. Eligible ARMs programs include nonconvertible FNMA ARM MegaPools and FHLMC weighted average coupon ARM certificates. Eligible FHLMC Giant programs exclude interest-only and principal only stripped securities;

(iii)	FNMA certificates backed by multifamily ARMs pegged to the 11th District Cost of Funds Index are acceptable as eligible collateral at 5 points above established levels; and

(iv)	Multiclass REMICs issued by FNMA and FHLMC are acceptable as eligible collateral at the collateral levels established for CMOs.
(f) Mortgage Pass-Through Certificates.
(g) Mortgage-Backed Securities (i.e., debt obligations that represent claims to cash flows from pools of mortgage loans).
(i)	Mortgage Pass-Through Certificates are publicly issued instruments rated at least ‘AA-’ by S&P. Pass-throughs backed by pools of convertible adjustable-rate mortgages (ARMs) are discounted at an additional five percentage points above the levels established for pass-throughs backed by fixed or non-conventional ARM pools.

(ii)	Fixed-Rate and Adjustable-rate mortgage collateral (Conventional/FHA/VA and Whole Loans) Pool must consist of at least 100 loans each secured by single-family, one-unit, detached primary residence. 25% of the total pool may have an LTV greater than 80% but less than or equal to 90%. 10% may have an original LTV of no greater than 95%. Loans with LTV greater than 80% must have a ‘AA’ rated primary mortgage insurance. 25% may have balances between $400,000 and $600,000, provided the maximum size of any loan is appropriate with respect to the market area of the originator. 10% of the pool may represent condominiums that are four stories or less. High LTVs, high loan balance, and condominiums, in aggregate, should not exceed 35% of the pool.

(iii)	FHAA-Insured Multifamily Loans must have a minimum principal balance of $100,000 and have at least a one-year remaining maturity. The aggregate market value of any one loan may not exceed 5% of the aggregate market value of the portfolio. Such loans should be initially included in minimum blocks of $5 million. Project loans must have at least a 90% occupancy rate at the time the loan is pledged. After 90 days defaulted mortgage loans must be valued at zero. A loan in default should be liquidated or substituted within a 90-day period.

(iv)	Collateralized Mortgage Obligations;
(h) Rule 144A Securities;
(i) Senior Loans, provided, however, that the initial issue amount (facility size) is at least $100 million. The minimum accepted holding size (notional amount) of any given loan not rated by S&P or Other Rating Agency is at least $1 million, provided, that participation loans are limited to not more than 10% of the aggregate value of the S&P Eligible Asset. For loans rated by S&P or Other Rating Agency, there is no minimum accepted holding size. Senior Loan Participations and non-Senior Loans will qualify as S&P Eligible Assets only up to an aggregate maximum of 15% of the Fund’s total assets. These levels apply to U.S. lenders only; any international loans are excluded.
(j) Preferred stocks that satisfy all of the following conditions:
(i)	The preferred stock issue has a senior rating from S&P, or the preferred issue must be rated. In the case of Yankee preferred stock, the issuer should have an S&P senior rating of at least BBB-, or the preferred issue must be rated at least BBB-.

(ii)	The issuer, or if the issuer is a special purpose corporation, its parent, is listed on either the New York Stock Exchange, the NYSE Amex Equities or NASDAQ if the traded par amount is less than $1,000. If the traded par amount is $1,000 or more exchange listing is not required.

(iii)	The collateral pays cash dividends denominated in U.S. dollars.

(iv)	Private placements under Rule 144A with registration rights are S&P Eligible Assets.

(v)	The minimum market capitalization of eligible issuers is $100 million.
(k) Restrictions for floating-rate preferred stock:
(i)	Holdings must be limited to preferred stock with a dividend period of less than or equal to 49 days, except for a new issue, where the first dividend period may be up to 64 days.

(ii)	The floating-rate preferred stock may not have been subject to a failed auction.
(l) Restrictions for adjustable- or auction-rate preferred stock:
(i)	The total fair market value of adjustable-rate preferred stock held in the portfolio may not exceed 10% of eligible assets.

(m) Concentration Limits:
(i)	Total issuer exposure in preferred stock of any one issuer is limited to 10% of the fair market value of S&P Eligible Assets.

(ii)	Preferred stock rated below B- (including non-rated preferred stock) are limited to no more than 15% of the fair market value of the S&P Eligible Assets.

(iii)	Add 5 points to over-collateralization level for issuers with a senior rating or preferred stock rating of less than BBB-.

(iv)	Add 10 points to over-collateralization level of issuers with no senior rating, preferred stock rating or dividend history.
(n) Common Stocks (including ADRs). Common stocks that satisfy all of the following conditions:
(i)	Each stock must have a minimum market capitalization of at least $100 million.

(ii)	Restricted stocks (144A securities) or any pink sheet stocks (generally, stocks that are not carried in daily over-the-counter newspaper listings) are ineligible.

(iii)	The issuer may not hold any equity unless it has been listed on an exchange or traded for more than one year and one quarter, or 15 months (eligible stock exchanges are the New York Stock Exchange, NYSE Amex Equities, Philadelphia Stock Exchange, Boston Stock Exchange, Washington Stock Exchange, Midwest Stock Exchange, NASDAQ, and National Market Quotations).

(iv)	The collateral is owned by the Fund, or the trustee or collateral agent has a first perfected priority security interest in the collateral. (For S&P’s perfection of Security Interest Criteria, see Legal Criteria For Structured Finance Transactions, October 2006.)
Note: Add 20 percentage points to the overcollateralization level for common stock that do not meet the requirement of item (m)(iv) above.
(o) Municipal Obligations. A Municipal Obligation owned by the Fund that (i) is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in U.S. Dollars; (iii) has an original issuance size of $10 million or greater and any securities with an issuance size of under $10 million must be rated ‘AA’ or better by S&P; or, if not rated by S&P but rated AAA by another NRSRO, on a case by case basis; (iv) except for Inverse Floaters (i.e., a bond or other type of debt whose coupon rate has an inverse relationship to interest rates), is not part of a private placement of Municipal Obligations; (v) is issued by any of the 50 states of the United States, its territories, and their subdivisions, counties, cities, towns, villages, and school districts; by agencies such as authorities and special districts created by the states; and by certain federally sponsored agencies such as local housing authorities. Payments made on these bonds are exempt from federal income taxes and are generally exempt from state and local taxes in the state of issuance; and (vi) fifty percent of the aggregate fair market value of the pledged pool may be rated by a NRSRO other than S&P. Notwithstanding the foregoing limitations:
(i)	Municipal Obligations (excluding Escrow Bonds) of any one issuer or guarantor (excluding bond insurers) rated at least “BBB” by S&P or “A” by another

NRSRO shall be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations (including short-term Municipal Obligations) does not exceed 10% of the aggregate Market Value of S&P Eligible Assets, provided that either (i) 2% is added to the S&P Discount Factor for every 1% by which the Market Value for any issuer exceeds 5%, up to a maximum of 10% or (ii) 10% is added to the S&P Discount Factor for any issuer that exceeds 5% of the aggregate S&P Eligible Assets. High Yield Securities of any one issuer shall be considered to be S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 5% of the aggregate Market Value of S&P Eligible Assets;

(ii)	Municipal Obligations not rated by S&P shall be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 50% of the aggregate Market Value of S&P Eligible Assets; provided, however, that High Yield Securities shall be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 20% of the aggregate Market Value of S&P Eligible Assets; and

(iii)	Municipal Obligations issued by issuers in any one state or territory will be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 25% of the aggregate Market Value of S&P Eligible Assets; or
(p) Asset Backed Securities. Receivables-backed tranches are publicly issued with a rating of “AA” or higher by S&P, tranches are current interest-bearing, fixed- or floating-rate, and are backed by automobile loans or credit card (fixed-rate only) receivables with an original issuance size of at least $200 million. No more than 25% of the total market value of the collateral can be from one private sector issuer. With respect to floating-rate credit card receivables, not more than 25% of the collateral may be from one investment-grade private sector issuer. No more than 10% of the market value of the collateral may be from one noninvestment-grade private sector issuer.
(q) Escrow Bonds (i.e., a type of municipal obligation backed by escrow funds designed to make payments as outlined in the security’s original indenture) may comprise 100% of the Fund’s S&P Eligible Assets. Bonds that are legally defeased and secured by direct U.S. Government Securities are not required to meet any minimum issuance size requirement. Bonds that are economically defeased or secured by other U.S. agency paper must meet the minimum issuance size requirement for the Fund described above. Bonds initially rated or re-rated as an Escrow Bond by another NRSRO are limited to 50% of the Fund’s S&P Eligible Assets, and carry one full rating lower than the equivalent S&P rating for purposes of determining the applicable discount factors. Bonds economically defeased and either initially rated or re-rated by S&P or another NRSRO are assigned that same rating level as its debt issuer, and will remain in its original industry category.
The Fund’s portfolio must consist of no less than 20 issues representing no less than 5 industries as determined by the S&P Global Industry Classification System.
Any asset of the Fund that does not have an S&P Discount Factor will be valued at $0.00.
     “S&P Exposure Period” means the sum of (i) that number of days from the last Valuation Date on which the Fund’s Discounted Value of S&P Eligible Assets were greater than the Basic Maintenance Amount to the Valuation Date on which the Fund’s Discounted Value of S&P Eligible Assets failed to exceed the Basic Maintenance Amount, (ii) the maximum number of days following a Valuation Date that the Fund has under this Statement of Preferences to cure any failure to maintain a Discounted Value of S&P Eligible Assets at least equal to the Basic Maintenance Amount, and (iii) the maximum number of days the Fund has to effect a mandatory redemption under this Statement of Preferences.

     “S&P Hedging Transactions” means for so long as any Series A Preferred Shares are rated by S&P, the Fund will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to Series A Preferred Shares by S&P, except that the Fund may, notwithstanding any limitations in paragraph 7 of Part II, purchase or sell futures contracts and engage in swaps, caps, floors, and collars, reverse repurchase or repurchase agreements, short sales, write, purchase or sell put and call options on such contracts (collectively, “S&P Hedging Transactions”), subject to the following limitations:
     Futures and Options
(a)	S&P Hedging Transactions may not exceed the notional value of the Preferred Stock that is outstanding;

(b)	the Fund will engage in closing transactions to close out any outstanding futures contract which the Fund owns or has sold or any outstanding option thereon owned by the Fund in the event (A) the Fund does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the Basic Maintenance Amount on two consecutive Valuation Dates and (B) the Fund is required to pay variation margin on the second such Valuation Date;

(c)	the Fund will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Fund holds the securities deliverable under such terms or the contract or option is to be settled in cash; and

(d)	when the Fund writes a futures contract or option thereon, it will either maintain an amount of cash, cash equivalents or liquid securities in a segregated account with the Fund’s custodian, so that the amount so segregated plus the amount of initial margin and variation margin held in the account of or on behalf of the Fund’s broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, in the event the Fund writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.
          Credit Default Swaps entered into according to International Swap Dealers Association (‘ISDA’) standards if premiums not paid in advance will be counted as a liability for purpose of the asset coverage test; the Fund is not the seller of credit protection.
          Interest Rate Swaps
(a)	the Fund may engage in interest rate swaps if it is accordance to International Swap Dealers Association (‘ISDA’) standards,

(b)	the counterparty to the swap transaction has a minimum short-term rating of ‘A-1’ or equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty’s minimum senior unsecured long-term debt rating is ‘A-’, or equivalent by S&P, or higher,

(c)	The original aggregate notional amount of the interest rate swap transaction or transactions is not to be greater than the liquidation preference of the Preferred Stock,

(d)	The interest rate swap transaction will be marked-to-market weekly by the swap counterparty. If the Fund fails to maintain an aggregate discounted value at least equal to the basic maintenance amount on two consecutive Valuation Dates then the agreement shall terminate immediately,

(e)	For the purpose of calculating the asset coverage test, 90% of any positive mark-to-market valuation of the Fund’s rights will be S&P Eligible Assets, and 100% of any negative mark-to-market valuation of the Fund’s rights will be included in the calculation of the Basic Maintenance Amount,

(f)	The Fund must maintain liquid assets with a value at least equal to the net amount of the excess, if any, of the Fund’s obligations over its entitlement with respect to each swap. If the swap agreement is not on a net basis, it must maintain liquid and unencumbered assets with a value at least equal to the full amount of the Fund’s accrued obligations under the agreement. For caps and floors, the Fund must maintain liquid assets with a value at least equal to the Fund’s obligations with respect to such caps or floors.
          Short Sales
The Fund may engage in short sales of securities or short sales against the box if:
(a)	the Fund segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the short sale equals the current market value of the security sold short or if the Fund enters into a short sale against the box, it is required to segregate securities equivalent in kind and amount to the securities sold short and is required to hold such securities while the short sale is outstanding.

(b)	The transaction will be marked-to-market daily by the counterparty.
          Margin Purchase
(a)	the Fund segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the margin purchase equals the current net obligation of the Fund.

(b)	The transaction will be marked-to-market daily by the counterparty.
          Reverse Repurchase Agreement
The Fund may engage in reverse repurchase agreements if:
(a)	the counterparty is rated at least A-/A-1 and the agreement matures in 30 days or less, or

(b)	the counterparty must be rated AA-/A-1+ if the transaction matures in more than 30 days but less than 183 days,

(c)	and the securities are marked-to-market daily by the counterparty.
For purposes of determining whether the Fund has S&P Eligible Assets with a Discounted Value that equals or exceeds the Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of initial margin or variation margin shall be zero and the aggregate settlement value of the transaction shall be reduced by an amount equal to the S&P Discount Factor for that asset.
The Fund’s obligations to any counterparty under an S&P Hedging Transaction shall be counted as a liability that is senior to the preferred in calculating the Basic Maintenance Amount.
     “S&P Industry Classifications” means for the purpose of determining S&P Eligible Assets, each of the following industry classifications (as defined by the S&P Global Industry Classification System):

Aerospace & Defense	Industrial Conglomerates
Air Freight and Logistics Airlines	Insurance
Automobiles	Internet & Catalog Retail
Automobile Components	Internet Software & Services
Beverages	IT Services
Biotechnology	Leisure Equipment & Products
Building Products	Machinery
Cable	Marine
Capital Markets	Media
Computers & Peripherals	Metals & Mining
Commercial Banks	Office Electronics
Commercial Services & Supplies	Oil & Gas
Communications Equipment	Packaging and Containers
Construction & Engineering	Paper & Forest Products
Consumer Finance	Personal Products
Containing & Packaging	Pharmaceuticals
Distributors	Real Estate
Diversified Financial Services	Retail
Diversified Telecommunication Services	Road & Rail
Electric Utilities	Software
Electrical Equipment	Specialty Retail
Electronic Equipment & Instrument	Semiconducters and Semi Conducter
Energy Equipment & Services	Equipment
Food & Staples Retailing	Textiles, Apparel and Luxury Goods
Food Products	Thrift & Mortgage Finance
Gas Utilities	Tobacco
Healthcare Equipment & Supplies	Trading Companies & Distributors
Healthcare Providers & Services	Transportation and Infrastructure
Hotels, Restaurants & Leisure	Transportation Utilities
Household Durables	Water Utilities
Household Products	Wireless Telecommunication Services
The Fund will use its discretion in determining which industry classification is applicable to a particular investment in consultation with its Independent Accountant and S&P, to the extent the Fund considers necessary.
“S&P Loan Category” means the following four categories (and, for purposes of this categorization, the Market Value of an S&P Eligible Asset trading at par is equal to $1.00):
a.	“S&P Loan Category A” means Performing Senior Loans which have a Market Value greater than $0.90;

b.	“S&P Loan Category B” means Performing Senior Loans which have a Market Value greater than or equal to $0.85 but equal to or less than $0.90;

c.	“S&P Loan Category C” means non-Performing Senior Loans which have a Market Value greater than $0.85;

d.	“S&P Loan Category D” means:
(i)	Performing Senior Loans which have a Market Value less than $0.85; and

(ii)	Non-Performing Senior Loans which have a Market Value less than or equal to $0.85.
e.	“Performing” means that no default as to the payment of principal or interest has occurred and is continuing.
     “Senior Loan” means any secured Bank Loan that is not subordinated by its terms to any other indebtedness of the borrower.
     “Senior Loan Participation” means participations by the Fund in a lender’s portion of a Bank Loan where the Fund has a contractual relationship with such lender and not the borrower.
     “Series A Preferred Shares” means the 5.76% Series A Cumulative Preferred Shares, par value $0.001 per share, of the Fund.
     “Series A Asset Coverage Cure Date” means, with respect to the failure by the Fund to maintain Asset Coverage (as required by paragraph 6(a)(i) of Part II hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.
     “Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Fund, the remaining term to maturity thereof is not in excess of 360 days:
(i)	commercial paper rated either F-1 by Fitch or A-1 by S&P if such commercial paper matures in 30 days or P-1 by Moody’s and either F-1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

(ii)	demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds; and

(iv)	U.S. Government Obligations and Government Securities.

(v)	Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on each Valuation Date of at least P-1 from Moody’s and either F-1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody’s and either AA from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Corporation, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody’s, Fitch and S&P shall be at least A2, A-2 and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody’s, F-1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Corporation); and provided further, that the interest receivable by the Corporation shall not be subject to any withholding or similar taxes.
     “SIC codes” means standard industry classification codes.
     “U.S. Government Obligations” means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.
     “U.S. Government Securities” mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.
     “VA Mortgage” means a mortgage qualifying under the mortgage loan program established by the United States Department of Veterans Affairs to help veterans and their families obtain home financing.
     “Valuation Date” means the last Business Day of each month, or for purposes of determining whether the Fund is maintaining the Basic Maintenance Amount, each Business Day commencing with the Date of Original Issue.
     “Voting Period” shall have the meaning set forth in paragraph 5(b) of Part II hereof.
     “Whole Loan” means an investment representing an original mortgage loan from a loan representing a participation with one or more lenders.

PART II
Series A Preferred Shares
     1. Number of Shares; Ranking.
     (a) The initial number of authorized Shares constituting the Series A Preferred Shares to be issued is 1,200,000. No fractional Series A Preferred Shares shall be issued.
     (b) Series A Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.
     (c) The Series A Preferred Shares shall rank on a parity with any other series of Preferred Shares as to the payment of dividends and liquidation preference to which such Shares are entitled.
     (d) No Holder of Series A Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares or Common Shares or other securities of the Fund which it may hereafter issue or sell.
     2. Dividends and Distributions.
     (a) The holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each Dividend Period at the rate of 5.76% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series A Preferred Shares and no more, and payable quarterly on March 26, June 26, September 26, and December 26 in each year (each, a “Dividend Payment Date”) commencing on September 26, 2010 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of Series A Preferred Shares as they appear on the stock register of the Fund at the close of business on the fifth preceding Business Day in preference to dividends and distributions on Common Shares and any other capital shares of the Fund ranking junior to the Series A Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series A Preferred Shares shall accumulate from the date on which such shares are originally issued. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series A Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.
     (b) (i) No full dividends and distributions shall be declared or paid on Series A Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares of the Fund ranking on a parity with the Series A Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding Preferred Shares, any dividends and distributions being paid on such Preferred Shares (including the Series A Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series A Preferred Shares shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on Series A Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series A Preferred Shares that may be in arrears.
          (ii) For so long as Series A Preferred Shares are Outstanding, the Fund shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series A Preferred Shares as to dividends and distributions and upon liquidation) in respect of the Common Shares or any other shares of the Fund ranking junior to the Series A Preferred Shares as to the payment of dividends and distributions and upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Fund ranking junior to the Series A Preferred Shares as to the payment of dividends and distributions and upon liquidation (except by conversion into or exchange for shares of the Fund ranking junior to the Series A Preferred Shares as to dividends and distributions and upon liquidation), unless, in each case, (A) immediately thereafter, the aggregate Adjusted Value of the Fund Eligible Assets shall equal or exceed the Basic Maintenance Amount and the Fund shall have Asset Coverage, (B) all cumulative dividends and distributions on all Series A Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the Fund has redeemed the full number of Series A Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.
          (iii) Any dividend payment made on the Series A Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.
     (c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Fund shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature on or prior to such Dividend Payment Date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.
     3. Liquidation Rights.
     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Fund ranking junior to the Series A Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.
     (b) If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all Outstanding Series A Preferred Shares, and any other Outstanding class or series of Preferred Shares of the Fund ranking on a parity with the Series A Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series A Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the holders of Series A Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series A Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Fund ranking junior to the Series A Preferred Shares as to liquidation.
     4. Redemption.
     The Series A Preferred Shares shall be redeemed by the Fund as provided below:
     (a) Mandatory Redemptions.

     If the Fund is required to redeem any Preferred Shares (which may include Series A Cumulative Preferred Shares) pursuant to paragraphs 6(b) or 6(c) of Part II hereof, then the Fund shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Series A Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a “Cure Date”), as the case may be, fix a redemption date no later than 10 Business Days following such Cure Date and proceed to redeem shares as set forth in paragraph 4(c) hereof. On such redemption date, the Fund shall redeem, out of funds legally available therefor, the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Fund may include any proportion of Series A Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Fund having Asset Coverage or an Adjusted Value of its Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or, if Asset Coverage or an Adjusted Value of its Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the Outstanding Series A Preferred Shares, at a price equal to $25.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) through the date of redemption (the “Redemption Price”). In the event that Preferred Shares are redeemed pursuant to paragraphs 6(b) or 6(c) of Part II hereof, the Fund may, but is not required to, redeem a sufficient number of Series A Preferred Shares pursuant to this paragraph 4(a) which, when aggregated with other Preferred Shares redeemed by the Fund, permits the Fund to have with respect to the Preferred Shares (including the Series A Preferred Shares) remaining Outstanding after such redemption (i) Asset Coverage of as much as 220% and (ii) Eligible Assets with Adjusted Value of as great as 105% of the Basic Maintenance Amount. In the event that all of the Series A Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6 of Part II hereof, the Fund shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) hereof.
     (b) Optional Redemptions.
     Prior to August 20, 2015, the Series A Preferred Shares are not subject to optional redemption by the Fund unless such redemption is necessary, in the judgment of the Board of Trustees, to maintain the Fund status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Except as provided in the foregoing sentence, commencing August 20, 2015, and thereafter, to the extent permitted by the 1940 Act and Delaware law, the Fund may at any time upon Notice of Redemption (as defined below) redeem the Series A Preferred Shares in whole or in part at the Redemption Price per share, which notice shall specify a redemption date of not fewer than 15 days nor more than 60 days after the date of such notice.
     (c) Procedures for Redemption.
          (i) If the Fund shall determine or be required to redeem Series A Preferred Shares pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Fund on the close of business on such date as the Board of Trustees or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series A Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Trustees or its delegatee; (B) the number of Series A Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees or its delegatee shall so require and the Notice of Redemption shall so state) are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all Series A Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.
          (ii) If the Fund shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Fund shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares called for redemption on the redemption date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Fund shall default in making payment of the Redemption Price), all rights of the holders of the Series A Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Fund shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series A Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Fund, after which the holders of the Series A Preferred Shares so called for redemption shall look only to the Fund for payment of the Redemption Price thereof. The Fund shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.
          (iii) On or after the redemption date, each holder of Series A Preferred Shares that are subject to redemption shall surrender the certificate evidencing such shares to the Fund at the place designated in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.
          (iv) In the case of any redemption of less than all of the Series A Preferred Shares pursuant to this Statement of Preferences, such redemption shall be made pro rata from each holder of Series A Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.
          (v) Notwithstanding the other provisions of this paragraph 4, the Fund shall not redeem Series A Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series A Preferred Shares and other Preferred Shares ranking on a parity with the Series A Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Fund) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series A Preferred Shares.
     If the Fund shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series A Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Fund shall redeem on such redemption date the number of Series A Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the Series A Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Fund shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.
     5. Voting Rights.
     (a) General.
     Except as otherwise provided in the Governing Documents or a resolution of the Board of Trustees or its delegatee, or as required by applicable law, holders of Series A Preferred Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of Series A Preferred Shares shall be entitled to one vote for each Series A Preferred Share held and the holders of the Outstanding Preferred Shares, including Series A Preferred Shares, and the Common Shares shall vote together as a single class; provided, however, that at any meeting of the shareholders of the Fund held for the election of Trustees, the holders of the Outstanding Preferred Shares, including Series A

Preferred Shares, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital shares of the Fund, to elect a number of Fund trustees, such that following the election of trustees at the meeting of the shareholders, the Fund’s Board of Trustees shall contain two trustees elected by the holders of the Outstanding Preferred Shares, including the Series A Preferred Shares. Subject to paragraph 5(b) of Part II hereof, the holders of the outstanding Common Shares of the Fund together with the holders of Outstanding Preferred Shares, including the Series A Preferred Shares, voting as a single class, shall elect the balance of the trustees.
     (b) Right to Elect Majority of Board of Trustees.
     During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number and/or composition of trustees constituting the Board of Trustees shall be adjusted as necessary to permit the holders of Outstanding Preferred Shares, including the Series A Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund) to elect the number of trustees that, when added to the two trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above, would constitute a simple majority of the Board of Trustees as so adjusted. To the fullest extent permitted by applicable law and the terms of the Declaration of Trust, the Fund and the Board of Trustees shall take all necessary actions, including effecting the removal of trustees or amendment of the Declaration of Trust, to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence. A Voting Period shall commence:
          (i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series A Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or
          (ii) if at any time holders of any other Preferred Shares are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or Statement of Preferences creating such shares.
     Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).
     (c) Right to Vote with Respect to Certain Other Matters.
     Subject to paragraph 1 of Part III of this Statement of Preferences, so long as any Series A Preferred Shares are Outstanding, the Fund shall not amend, alter or repeal the provisions of this Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in any Statement of Preferences, including the Series A Preferred Shares, without the affirmative vote of the holders of a majority of the Outstanding Preferred Shares at the time and present and voting on such matter, voting separately as one class. To the extent permitted under the 1940 Act, in the event that more than one series of Preferred Shares are Outstanding, the Fund shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Statement of Preferences for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Outstanding Preferred Shares and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series A Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. The Fund shall notify the relevant Rating Agency ten Business Days prior to any such vote described above. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding Preferred Shares, including Series A Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of this paragraph 5(c), the phrase “vote of the holders of a majority of the Outstanding Preferred Shares” or series or series thereof (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Fund duly called (i) of 67 percent or more of the Preferred Shares or series or series thereof present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares or series or series thereof are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding Preferred Shares or series or series thereof, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including Series A Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Shares (including Series A Preferred Shares) pursuant to the Governing Documents shall not be considered to adversely affect the rights and preferences of the Preferred Shares.
     (d) Voting Procedures.
          (i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph 5(b) above, the Fund shall call a special meeting of such holders and instruct the Dividend-Disbursing Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 days after the date of mailing of such notice. If the Fund fails to send such notice to the Dividend-Disbursing Agent or if the Fund does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Trustees shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund), shall be entitled to elect the number of trustees prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.
          (ii) For purposes of determining any rights of the holders of Series A Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, any Series A Preferred Share which is not Outstanding shall not be counted.
          (iii) The terms of office of all persons who are trustees of the Fund at the time of a special meeting of holders of Preferred Shares to elect trustees and who remain trustees following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent trustees elected by the holders of Preferred Shares, and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Fund.
          (iv) Upon the expiration of a Voting Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law, and the remaining trustees shall constitute the trustees of the Fund and the voting rights of such holders of Preferred Shares, including Series A Preferred Shares, to elect additional trustees pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of trustees shall be automatically reduced to the number of trustees on the Board immediately preceding such Voting Period.
     (e) Exclusive Remedy.
     Unless otherwise required by law, the holders of Series A Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series A Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Fund fails to pay any dividends and distributions on the Series A Preferred Shares or fails to complete any voluntary or mandatory redemption, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph 5.
     (f) Notification to Rating Agency.

     In the event a vote of holders of Series A Preferred Shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, as long as the Series A Preferred Shares are rated by a Rating Agency at the Fund’s request, the Fund shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify the relevant Rating Agency that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify such Rating Agency of the result of such vote.
     6. Coverage Tests.
     (a) Determination of Compliance.
     For so long as any Series A Preferred Shares are Outstanding, the Fund shall make the following determinations:
          (i) Asset Coverage. The Fund shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series A Preferred Shares are Outstanding.
          (ii) Basic Maintenance Amount Requirement.
               (A) For so long as any Series A Preferred Shares are Outstanding and are rated by a Rating Agency at the Fund’s request, the Fund shall maintain, on each Valuation Date, Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, as of such Valuation Date. Upon any failure to maintain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Fund shall use all commercially reasonable efforts to re-attain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.
               (B) The Adviser shall prepare a Basic Maintenance Report relating to each Valuation Date. On or before 5:00 P.M., New York City time, on the tenth Business Day after the first Valuation Date following the Date of Original Issue of the Series A Preferred Shares and after each (1) Annual Valuation Date, (2) Valuation Date on which the Fund fails to satisfy the requirements of paragraph 6(a)(ii)(A) above, (3) Basic Maintenance Amount Cure Date following a Valuation Date on which the Fund fails to satisfy the requirements of paragraph 6(a)(ii)(A) above, (4) any day the Common Shares and Series A Preferred Shares are redeemed and (5) upon reasonable request by such Rating Agency, the Fund shall complete and deliver to the relevant Rating Agency a Basic Maintenance Report, which will be deemed to have been delivered to such Rating Agency if such Rating Agency receives a copy or facsimile or other electronic transcription or transmission of the Basic Maintenance Report and on the same day the Fund mails to the Rating Agency for delivery on the next Business Day the Basic Maintenance Report. A failure by the Fund to deliver a Basic Maintenance Report under this paragraph 6(a)(ii)(B) shall be deemed to be delivery of a Basic Maintenance Report indicating an Adjusted Value of the Fund Eligible Assets less than the Basic Maintenance Amount, as of the relevant Valuation Date.
               (C) Within thirty Business Days after the date of delivery to the relevant Rating Agency of a Basic Maintenance Report in accordance with paragraph 6(a)(ii)(B) above relating to an Annual Valuation Date, the Fund shall deliver to such Rating Agency an Accountant’s Confirmation relating to such Basic Maintenance Report that was prepared by the Fund during the quarter ending on such Annual Valuation Date. Also, within twenty Business Days after the date of delivery to the relevant Rating Agency of a Basic Maintenance Report in accordance with paragraph 6(a)(ii)(B) above relating to a Valuation Date on which the Fund fails to satisfy the requirements of paragraph 6(a)(ii)(A) and any Basic Maintenance Amount Cure Date, the Fund shall deliver to such Rating Agency an Accountant’s Confirmation relating to such Basic Maintenance Report.
               (D) In the event the Adjusted Value of the Fund Eligible Assets shown in any Basic Maintenance Report prepared pursuant to paragraph 6(a)(ii)(B) above is less than the applicable Basic Maintenance Amount, the Fund shall have until the Basic Maintenance Amount Cure Date to achieve an Adjusted Value of the Fund Eligible Assets at least equal to the Basic Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Fund shall inform the relevant Rating Agency of such achievement in writing by delivery of a revised Basic Maintenance Report showing an Adjusted Value of the Fund Eligible Assets at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report.

               (E) On or before 5:00 P.M., New York City time, on no later than the tenth Business Day after the next Valuation Date following each date on which the Fund has repurchased more than 1% of its Common Shares since the most recent date of delivery of a Basic Maintenance Report, the Fund shall complete and deliver to the relevant Rating Agency a Basic Maintenance Report. A Basic Maintenance Report delivered as provided in paragraph 6(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this paragraph 6(a)(ii)(E).
     (b) Failure to Meet Asset Coverage.
     If the Fund fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the related Series A Asset Coverage Cure Date, (i) the Fund shall give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Fund’s determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series A Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Fund’s discretion, such additional number of Series A Preferred Shares or other Preferred Shares in order that the Fund have Asset Coverage with respect to the Series A Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 220%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.
     (c) Failure to Maintain Eligible Assets having an Adjusted Value at Least Equal to the Basic Maintenance Amount.
     If the Fund fails to have Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount as provided in paragraph 6(a)(ii)(A) above and such failure is not cured, the Fund shall, on or prior to the Basic Maintenance Amount Cure Date, (i) give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Series A Preferred Shares or other Preferred Shares to enable it to meet the requirements of paragraph 6(a)(ii)(A) above, and, at the Fund’s discretion, such additional number of Series A Preferred Shares or other Preferred Shares in order that the Fund have Adjusted Assets with respect to the remaining Series A Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 105% of the Basic Maintenance Amount, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.
     (d) Status of Shares Called for Redemption.
     For purposes of determining whether the requirements of paragraphs 6(a)(i) and 5(a)(ii)(A) hereof are satisfied, (i) no Series A Preferred Share shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.
     7. Certain Other Restrictions.
     (a) For so long as the Series A Preferred Shares are rated by a Rating Agency at the request of the Fund, the Fund will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Fund to have Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Fund Eligible Assets did not exceed the Basic Maintenance Amount, alter the composition of the Fund assets in a manner reasonably expected to reduce the Adjusted Value of the Fund Eligible Assets, unless the Fund shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Fund Eligible Assets exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any Common Shares or repurchase any Common Shares, unless the Fund shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Fund continued to satisfy the requirements of paragraph 6(a)(ii)(A) of Part II hereof.
     (b) For so long as the Series A Preferred Shares are rated by a Rating Agency at the request of the Fund, unless the Fund shall have received written confirmation from the relevant Rating Agency, the Fund may engage in the lending of its portfolio securities only in an amount of up to 20% of the Fund total assets, provided that the Fund receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market Instruments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Fund for purposes of determining compliance with paragraph 6 of Part II hereof.
     (c) For so long as the Series A Preferred Shares are rated by a Rating Agency at the request of the Fund, the Fund shall not consolidate the Fund with, merge the Fund into, sell or otherwise transfer all or substantially all of the Fund assets to another Person or adopt a plan of liquidation of the Fund, in each case without providing prior written notification to the relevant Rating Agency.
     8. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Shares
     (a) So long as any Series A Preferred Shares are Outstanding the Fund may issue and sell one or more series of a class of senior securities of the Fund representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Fund shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Fund then outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Fund upon the distribution of the assets of the Fund or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Fund then in effect, shall not be considered to be indebtedness limited by this paragraph 8(a).
     (b) So long as any Series A Preferred Shares are Outstanding, the Fund may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Fund representing stock under Section 18 of the 1940 Act in addition to the Series A Preferred Shares and other Preferred Shares then Outstanding, provided that (i) the Fund shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof (including, without limitation, to the redemption of Preferred Shares for which a Redemption Notice has been mailed prior to such issuance), have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the liquidation preference of the Series A Preferred Shares and all other Preferred Shares of the Fund then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares of the Fund upon the distribution of the assets of the Fund or in respect of the payment of dividends.
     9. Status of Redeemed or Repurchased Series A Preferred
     Series A Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

PART III
ABILITY OF THE BOARD OF TRUSTEES TO MODIFY THE STATEMENT OF PREFERENCES
     1. Modification to Prevent Ratings Reduction or Withdrawal.
     The Board of Trustees or its delegatee, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including provisions that have been adopted by the Fund pursuant to the Rating Agency guidelines, if the Board of Trustees or its delegatee determines that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the Preferred Shares and are in the aggregate in the best interests of the holders of the Preferred Shares.
     2. Other Modification.
     The Board of Trustees or its delegatee, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including provisions that have been adopted by the Fund pursuant to the Rating Agency guidelines, if the Board of Trustees or its delegatee determines that such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the Preferred Shares, provided, that the Fund has received advice from each applicable Rating Agency that such amendment or modification is not expected to adversely affect such Rating Agency’s then-current rating of such series of the Fund Preferred Shares.
     Notwithstanding the provisions of the preceding paragraph, to the extent permitted by law, the Board of Trustees or its delegatee, without the vote of the holders of the Series A Preferred Shares or any other capital shares of the Fund, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series A Preferred Shares.

     IN WITNESS WHEREOF, The Gabelli Healthcare & WellnessRx Trust has caused these presents to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the corporate act of the Fund, and states that to the best of such officer’s knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to approval are true in all material respects, all as of August 17, 2010.

By:	/s/ Bruce N. Alpert
	Name:	Bruce N. Alpert
	Title:	Acting President